                                                              File No. 811-3886

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                AMENDMENT NO. 1
                                       TO
                                   FORM N-8A

      AMENDED NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


           The undersigned investment company hereby notifies the Securities and Exchange Commission that it expressly adopts as its own the registration of its predecessor, AIM Advisor Funds, Inc., under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection therewith submits the following information:
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Name:      AIM Advisor Funds
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Address of Principal Business Office (no. & Street, City, State Zip Code):
           11 Greenway Plaza, Suite 100, Houston, TX 77046
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Telephone Number (including area code):   713.626.1919
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Name and Address of Agent for Service of Process:
The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street,
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Wilmington, New Castle County, Delaware, 19801.
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Check Appropriate Box:
           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 currently with the filing of
form N-8A:  YES [  X  ] *           NO [     ]

* Previously filed.

                                   SIGNATURES

           Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amended notification of registration to be duly signed on its behalf in the City of Houston and State of Texas on this 11th day of September, 2000.


                                                     AIM ADVISOR FUNDS



                                                     By: /s/ ROBERT H. GRAHAM
                                                        -----------------------
                                                             Robert H. Graham
                                                             President



Attest: /s/ OFELIA M. MAYO
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            Ofelia M. Mayo